UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2014

Penola Inc.
 (Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-54901
(Commission File Number)

None
 (IRS Employer Identification No.)

492 Gilbert Road
West Preston, Victoria 3072, Australia
 (Address of principal executive offices)(Zip Code)

+61 (3) 9605 3907
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On May 12, 2014, Stuart Carnie resigned and President, Secretary, Treasurer and a Director of Penola Inc. (the “Company”). Concurrent with Mr. Carnie’s resignation, on May 12, 2014, Filomena Gencarelli, age 65, was reappointed the Company’s President, Secretary, Treasurer and sole Director.

Ms. Gencarelli previously served as our President, Chief Executive Officer, Secretary and sole Director from our formation on May 7, 2010, until August 15, 2013. Since 2001, Ms. Gencarelli has owned and operated Illura Corporate Services Limited, a company which provides corporate administrative and commercial services to various companies. As Principal of Illura, Ms. Gencarelli has been instrumental in working with local government and staff to restructure and multi-skill a number of private companies as well as providing advisory services for the structuring of mining resource companies. Ms. Gencarelli has had over 30 years experience in implementing motivational inductions and training programs, administration management and community development projects for companies. Ms. Gencarelli is a graduate of St Josephs Convent, Bunbury, Western Australia, where she earned a Leaving Certificate (tertiary entrance exam) 1965. In 1966, Ms. Gencarelli graduated from Bunbury Technical College, Western Australia, where she earned a Diploma in Administration and Business Practices in 1966.

Ms. Gencarelli's background providing advisory services for the structuring of mining resource companies and what we believe to be her an excellent understanding of commercial imperatives have led to our conclusion that she should be serving as a member of our Board of Directors in light of our business and structure.

Ms. Gencarelli does not have any agreement, arrangement or understanding with the Company in connection with being appointed a director or to the offices of President, Secretary, Treasurer or as a Director.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penola Inc.
(Registrant)

Date: May 16, 2014	By:	/s/ Filomena Gencarelli
Name: Filomena Gencarelli
Title: President

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